Exhibit 10.10

AMENDED AND RESTATED SOFTWARE LICENSE AGREEMENT

This Amended and Restated Software License Agreement (this “Agreement”), dated as of the Effective Time (as defined below), is between Infonox on the Web, a California corporation (“Infonox”) and Global Cash Access, L.L.C., a Delaware limited liability company (“GCA”).

RECITALS

A. Infonox and GCA are parties to that certain Software License Agreement dated as of May 31, 2000 (the “Prior Agreement”), and desire to amend and restate the Prior Agreement in its entirety.

B. Infonox and GCA are parties to that certain Professional Services Agreement, effective as of the Effective Time (the “Professional Services Agreement”), pursuant to which Infonox shall perform certain services for GCA, including but not limited to the development of computer software and systems that may incorporate, be based upon or rely upon certain Infonox Technology (as defined in the Professional Services Agreement).

C. Infonox has developed an integrated suite of processes, hardware products and computer software programs known as the “Active Payment Platform” (as more fully defined below) which constitute a generic, reusable platform upon which customized transaction processing networks can be built.

D. The Active Payment Platform is deployed in “instantiations” in which generic or core components are customized and configured to implement the specific design elements of a customized instantiation.

E. GCA desires to obtain license rights to an instance of the Active Payment Platform that Infonox has developed, customized and configured to deploy certain of GCA’s cash access services.

F. Infonox desires to grant to GCA, and GCA desires to obtain from Infonox, certain exclusive license rights to the generic, reusable portion of the Active Payment Platform in the gaming industry, all on the terms and conditions set forth herein.

AGREEMENT

Now, therefore, in consideration of the mutual promises and covenants contained herein, Infonox and GCA hereby agree to amend and restate the Prior Agreement in its entirety with the following:

1. Definitions.

(a) “APP” or “Active Payment Platform” shall mean the integrated suite of processes, hardware products and computer software programs developed by Infonox to aggregate diverse financial services from diverse service providers, to deploy such financial services across diverse hardware devices and platforms, and to process and support transactions using such financial services.

(b) “ActiveVerifier” shall mean the hardware and software products and services developed by Infonox to record, transmit and store digital images of various forms of identification (e.g., drivers licenses) presented at unmanned advanced function ATMs, but specifically excluding any processes, methods or claims covered by the GCA Patent.

(c) “Applicable Project Assignment” shall mean any Project Assignment under the Professional Services Agreement that expressly contemplates Infonox hosting or operating an instantiation of the Active Payment Platform.

(d) “Client” shall mean the client-side application software programs that enable specific hardware devices and platforms to communicate with the server-side components of the APP.

(e) “Client Base” shall mean the portions of the Client consisting of software programs that (i) existed prior to Infonox’s commencement of development of the Client-Side Customizations, or (ii) generically implement types of financial services (e.g., money order, money transfer, check cashing, automated teller machine (ATM) cash withdrawal or point of sale (POS) debit services) on types of hardware devices or platforms (e.g., mobile telephones and computing devices, ATMs, mail order or telephone order systems, POS devices, personal digital assistants, the World Wide Web or personal computers). The Client Base includes the portions of the Client that manage and interact with hardware devices (e.g., biometric verification devices, video cameras and check acceptors) via an XFS (eXtensions for Financial Services)-compliant connection.

(f) “Client-Side Customizations” shall mean the customized portions of the Client developed as part of the instance of the APP developed by Infonox whether before, on, or after the Effective Date to permit users of specific devices and platforms to use GCA’s cash access services. The Client Customizations do not include any portion of the Client Base, any Third Party Components or any portion of the ActiveVerifier.

(g) “Effective Time” shall mean the time immediately following the consummation of the transactions contemplated by the Restructuring Agreement, dated as of December 10, 2003 and amended as of January 20, 2004 and February 20, 2004, by and among FDFS Holdings, LLC, First Data Corporation, M&C International, Karim Maskatiya, Robert Cucinotta, GCA and GCA Holdings, L.L.C.

(h) “GCA Patent” shall mean United States patent application number 10/291,209 and any intellectual property rights arising therefrom.

(i) “GCA Source Code” shall mean the source code version of the GCA Work Product, Client-Side Customizations, and Server-Side Customizations.

(j) “Infonox Source Code” shall mean the source code version of the Server-Side Base, the Client Base and any portion of the ActiveVerifier that consists of software.

(k) “Licensed Field” shall mean the gaming industry, including without limitation the business of providing cash access services to patrons of gaming establishments and customer relationship marketing services to gaming establishments.

(l) “Server-Side Base” shall mean the server-side portions of the APP consisting of computer software programs that (i) existed prior to Infonox’s commencement of development of the Server-Side Customizations, or (ii) are generic, configurable, core or infrastructure components of the APP that apply to hardware devices and platforms generally (e.g., Infonox’s TransNox Gateway suite of products and services that support mobile telephones and computing devices, automated teller machines, mail order or telephone order systems, point of sale devices, point of sale devices, personal digital assistants, the World Wide Web and personal computers), types of financial services generally (e.g., money order, money transfer, check cashing, ATM cash withdrawal, POS debit and program enrollment services), support services generally (e.g., Infonox’s SupportNox suite of products and services that provide or facilitate monitoring, alerting, reporting, healing, accounting and call center (CallNox) services) or gateway services generally (e.g., gateways to financial services providers, networks, processors, credit bureaus and card associations). The Server-Side Base includes all middleware, execution engines, workflow server appliances, transaction driving and switching engines, gateway engines, development tools and other infrastructure components, file formats and protocols used to implement the APP generally and that are not customized to implement a particular instance of the APP. The Server-Side Base does not include any Server-Side Customizations or any Third Party Components.

(m) “Server-Side Customizations” shall mean the server description language configuration files (i) used to configure and customize the generic workflow/application server of the Server-Side Base to implement GCA’s business logic, transaction flows and screens, and (ii) that were developed as part of the instance of the APP developed by Infonox whether before, on, or after the Effective Date that permits users of specific devices and platforms to use GCA’s cash access services. The Server-Side Customizations do not include any portion of the Server-Side Base or any Third Party Components.

(n) “Subsidiary” shall mean, with respect to a party, any entity at least 50% of whose equity is owned directly or indirectly by such party.

(o) “Third Party Components” shall mean computer software programs, libraries or modules (e.g., middleware or operating systems) that are owned by third parties but which have been integrated into or upon which the operation of the APP is dependent, licenses to which must be obtained from such third parties to operate the instance of the APP developed by Infonox to permit users of specific devices or platforms to use GCA’s cash access services.

(p) “USA Patent” shall mean U.S. Patent No. 6,081,792 entitled “ATM and POS Terminal and Method of Use Thereof”, which is licensed by GCA from USA Payments pursuant to a Patent License Agreement made as of the Effective Time and the prior license described therein (the “Patent License”).

2. Ownership; License Grants.

(a) GCA acknowledges and agrees that all right, title and interest in and to the Client Base, Server-Side Base and ActiveVerifier, and any intellectual property rights therein, shall at all times be vested solely and exclusively in Infonox, and shall be deemed to be “Infonox Technology” (as defined in the Professional Services Agreement). Infonox acknowledges and agrees that all right, title and interest in and to the Client-Side Customizations and the Server-Side Customizations and any intellectual property rights therein, shall at all times be vested solely and exclusively in GCA, and shall be deemed to be “GCA Work Product” (as defined in the Professional Services Agreement). Infonox further acknowledges and agrees that all right, title and interest in and to the GCA Patent shall at all times be vested solely and exclusively in GCA.

(b) Infonox hereby grants GCA a royalty-free, fully paid, worldwide and non-transferable (except as provided in Section 6) right and license to use the Client Base and Server-Side Base, in object code only, and the ActiveVerifier (collectively, the “Licensed Technology”) solely as part of the instantiation of the Active Payment Platform developed, hosted and operated by Infonox for GCA in the Licensed Field. This license shall be exclusive as to GCA within the Licensed Field, such that Infonox shall not grant any other license to the Licensed Technology to any third party for use with machines or devices used, directly or indirectly, in the Licensed Field, and shall not itself exercise any rights in the Licensed Technology in the Licensed Field except pursuant to an Applicable Project Assignment. Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit Infonox from granting any other licenses to the Licensed Technology with respect to non-gaming merchant operations (including but not limited to hotels, restaurants, retail shops, travel agencies or car rental agencies) conducted at establishments at which gaming activity occurs for the purchase of or payment for goods or services other than money orders or gaming goods or services, so long as the Licensed Technology may not be used under any such license to enable ATM cash withdrawals, credit card cash advances or debit card cash access transactions in any establishment at which gaming activity occurs.

(c) GCA shall have the right to sublicense its rights under this Section 2 to any Affiliate, to any customer of GCA, or to any customer of any Affiliate of GCA, solely in connection with the Licensed Field.

(d) In the event that GCA fails to pay the fees set forth in the Applicable Project Assignment when due giving rise under the Applicable Project Assignment to a right on the part of Infonox to terminate the Applicable Project Assignment, then, in addition to all other rights that it may have against GCA, Infonox shall have the right to terminate all licenses granted hereunder.

(e) GCA grants to Infonox a royalty-free, non-exclusive, non-transferable sublicense to practice the methods and processes covered by the USA Patent in connection with its provision of services under any Applicable Project Assignment. Infonox’s rights shall not be sublicenseable. Infonox acknowledges that it has received a copy of the Patent License, agrees to be bound by all of the terms of the Patent License, and shall be subject to any claims of USA Payments thereunder. The sublicense set forth in this Section 2(e) shall terminate concurrently with the license granted to GCA in Section 2(b) above or earlier upon expiration, revocation, or invalidation of the USA Patent or expiration or termination of the Patent License between GCA and USA Payments.

3. No Other Obligations. Except as provided in the Professional Services Agreement, Infonox shall not be obligated to (1) install, operate, host, maintain, support, monitor, troubleshoot or modify any hardware or software licensed hereunder, (2) provide network connectivity or other access to Infonox’s resources hereunder, (3) provide any training or consulting services hereunder, or (4) provide any updates, enhancements or upgrades to any hardware or software licensed hereunder.

4. License Restrictions. Except as expressly provided in this Agreement, the rights granted to GCA hereunder are subject to the following restrictions: (i) GCA may use the Licensed Technology solely in the Licensed Field; (ii) GCA may not reverse engineer, disassemble, decompile or otherwise attempt to derive the source code of any of the Licensed Technology; (iii) except as expressly provided in Section 2(c), GCA may not sublicense or use the Licensed Technology in a commercial time-sharing, rental, or service bureau environment; (iv) other than through further development of GCA Work Product, GCA may not, without Infonox’s prior consent, make any derivative works based upon the Licensed Technology or include any portion of the Licensed Technology in a collective work or integrate any portion of the Licensed Technology into or bundle any portion of the Licensed Technology with any other product; (v) GCA may not remove or alter any copyright, trademark or restricted rights notices from the Licensed Technology; (vi) the Server-Side Base may only be executed on servers that are under the direct ownership or control of Infonox; and (vii) the Client-Base may only be executed on devices or platforms that communicate with the Server-Side Base.

5. Reservation of Rights.

(a) Infonox reserves all rights not expressly granted to GCA in this Agreement. Without limiting the generality of the foregoing, GCA acknowledges and agrees that (i) except as specifically set forth herein, Infonox retains all right, title and interest (including all intellectual property rights, including without limitation all copyright, patent, trademark and trade secret rights) in and to the Licensed Technology, including but not limited to the APP, the Client Base, the Server-Side Base and all of the processes, methods, know-how, project tools, or software used by Infonox to create, install, host, operate and support any of the foregoing, and GCA acknowledges and agrees that it does not acquire any ownership rights, express or implied, therein; (ii) no configuration or deployment of the Licensed Technology shall affect or diminish Infonox’s right, title and interest (including all intellectual property rights, including without limitation all copyright, patent, trademark and trade secret rights) in and to the Licensed Technology; and (iii) if GCA suggests any new features, functionality, performance or use for the Licensed Technology, such new features, functionality, performance or use shall be the sole and exclusive property of Infonox, except to the extent that any such new feature, functionality, performance or use constitutes GCA Work Product.

(b) GCA reserves all rights not expressly granted to Infonox in this Agreement. Without limiting the generality of the foregoing, Infonox acknowledges and agrees that except as specifically set forth herein, GCA retains all right, title and interest (including all intellectual property rights, including without limitation all copyright, patent, trademark and trade secret rights) in and to the GCA Work Product, the GCA Patent and, as between GCA and Infonox, the USA Patent, and Infonox acknowledges and agrees that it does not acquire any ownership rights, express or implied, therein.

5. Assignment. Neither this Agreement nor any rights granted hereunder may be sold, leased, assigned or otherwise transferred, in whole or in part, by GCA, and any such attempted assignment shall be void and of no effect without the advance written consent of Infonox; provided, however, that such consent shall be deemed to have been given by Infonox to GCA in the event that if GCA assigns this Agreement in connection with a sale of all or substantially all of GCA’s assets or equity interests or to an entity with which GCA merges, including without limitation any corporate form into which GCA converts or with whom GCA merges (unless the purchaser or surviving or resulting entity is a direct competitor of Infonox), or in the event of the grant of a security interest, lien, or other mortgage in this Agreement and the rights granted hereunder or the realization, enforcement or foreclosure thereunder whether by GCA or any secured creditor. For the avoidance of doubt, and without limiting the foregoing, it is expressly agreed that nothing in this Agreement shall prohibit GCA (including, without limitation, GCA as a debtor in possession or a trustee in bankruptcy on behalf of GCA’s bankruptcy estate) from assuming, or from assuming and assigning, this Agreement pursuant to section 365 of title 11 of the United States Code (the “Bankruptcy Code”) in a case under the Bankruptcy Code in which GCA is a debtor (or under any similar law in any similar proceeding then available to GCA, or a secured creditor of GCA, under applicable state or federal law, including, without limitation, bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar state or federal laws relating to the enforcement of creditors’ rights generally, or under general principles of equity) and Infonox shall be deemed to have consented to any such assumption, or assumption and assignment, of this Agreement. In particular, and without limiting the foregoing, Infonox hereby consents to the assumption, and to the assumption and assignment, of this Agreement by GCA, including without limitation GCA as a debtor in possession or a trustee in bankruptcy on behalf of GCA’s bankruptcy estate, for all purposes under section 365 of the Bankruptcy Code including without limitation section 365(c)(1)(B) of the Bankruptcy Code (in the event that section 365(c)(1)(A) of the Bankruptcy Code is applicable). In the event that GCA becomes a debtor in a case under the Bankruptcy Code, on request of GCA as a debtor in possession or a trustee appointed or elected in such case, Infonox agrees to promptly reaffirm in writing its consent to the assumption, or the assumption and assignment, of this Agreement for all purposes under section 365 of the Bankruptcy Code.

6. Independent Development. GCA understands and agree that Infonox may develop and market new or different software products or services which incorporate part or all of the Client Base or Server-Side Base or which may perform all or part of the functions performed by the GCA Work Product, so long as such new or different software products or services do not incorporate any portion of and are not based upon any GCA Work Product. Nothing in this Agreement gives GCA any rights with respect to such new and different products or services.

7. Source Code Escrow.

(a) As soon as is reasonably practicable after the Effective Time, Infonox will deposit a copy of the Infonox Source Code, inclusive of all programmer’s comments embedded within such Infonox Source Code and any programmer’s documentation developed by Infonox in the development and maintenance of the Infonox Source Code, with DSI Technology Escrow Services, Inc. (the “Escrow Agent”) to hold in escrow subject to the provisions of this Section 8 and a separate escrow agreement. Infonox shall not be under any obligation to embed any programmer’s comments within the Infonox Source Code or generate any documentation in excess of those programmer’s comments and that documentation which exists at the time of deposit or that Infonox embeds or generates from time to time incident to its development in the ordinary course of business. The parties will promptly enter into an escrow agreement consistent with the terms of this Agreement. GCA shall be responsible for all initial and recurring fees associated with the escrow agreement. GCA shall only be entitled to receive a copy of the escrowed Infonox Source Code if any of the conditions of Section 8(c) are met. Any release of escrowed Infonox Source Code shall include the release of related documentation deposited into escrow. The escrow agreement shall provide for independent verification of deposits and release to GCA upon the occurrence of any of the conditions of 8(c) below.

(b) Infonox will update the Infonox Source Code and the associated documentation no less often than on an annual basis with supplemental or replacement materials, and will notify GCA and the Escrow Agent of such update and furnish the Escrow Agent with such updated materials.

(c) The Infonox Source Code may be released by the Escrow Agent to GCA only upon the occurrence of any of the following events at a time at which Infonox is obligated to host or operate an instantiation of the Active Payment Platform pursuant to an Applicable Project Assignment: (i) Infonox ceases doing business (provided, however, that the acquisition of Infonox by way of any sale of stock or assets or transaction in which the holders of a majority of Infonox’s stock prior to such transaction fail to hold a majority of the stock of the resulting or surviving entity shall not be deemed to constitute its cessation of doing business unless the acquiror or resulting or surviving entity discontinues Infonox’s obligations or fails to assume in writing Infonox’s obligations hereunder); (ii) Infonox becomes the subject of any bankruptcy or receivership proceedings that are not stayed or dismissed within ninety (90) days of their commencement, or makes a general assignment for the benefit of its creditors; (iii) Infonox permanently discontinues (or temporarily for a period of at least thirty (30) days) providing the services contemplated by an Applicable Project Assignment other than as a result of the completion or expiration or Infonox’s termination of, or GCA’s and Infonox’s mutually-agreed upon termination of, such Applicable Project Assignment or this Agreement; or (iv) upon a material breach by Infonox of any provision of an Applicable Project Assignment or this Agreement which is not cured within thirty (30) days after written notice of such breach is provided by GCA to Infonox, but only if GCA is not in material breach of any provision of this Agreement.

(d) The Infonox Source Code, while released, shall be used solely for GCA’s internal maintenance purposes regarding the Licensed Technology and will be subject to the same use restrictions under this Agreement as apply to the object code for the Licensed Technology, including but not limited to the limitation on use to the Licensed Field; provided, however, that GCA may also modify the Licensed Technology in order to correct errors in the operation of the Licensed Technology but may not otherwise create derivative works based upon or enhancements to the Licensed Technology; provided however, GCA may create derivative works based upon or make enhancements to the Licensed Technology for use solely in the Licensed Field if the Infonox Source Code has been released pursuant to Section 8(c)(i), (ii) or (iii).

(e) If the Infonox Source Code has been released pursuant to Section 8(c)(i)-(iii), GCA shall exclusively own all title and proprietary rights in any modifications made by GCA to the Infonox Source Code and Infonox hereby assigns its rights, if any, in such modifications to GCA; notwithstanding any modifications made by GCA to the Infonox Source Code, Infonox shall retain all title and proprietary rights in the Infonox Source Code released from escrow.

(f) If the Infonox Source Code has been released pursuant to Section 8(c)(iv), if GCA chooses to make any modifications to the Infonox Source Code or to make any enhancements pursuant to this Section or Section 9(b), Infonox shall exclusively own all title and proprietary rights in any modifications made by GCA to the Infonox Source Code and GCA hereby assigns all of its rights in such modifications to Infonox. However, GCA shall have a license to use such modifications pursuant to the license grant set forth in Section 2(b) and Section 9(b) during the term of this Agreement. Any release of Infonox Source Code pursuant to Section 8(c)(iv) will continue only for so long as the condition described in Section 8(c)(iv) above that triggered such release continues to prevail and, at such time as such condition ceases to prevail, GCA shall promptly return all Infonox Source Code (together with any modifications made by GCA) and documentation to the Escrow Agent, GCA shall certify as to the destruction of all copies of Infonox Source Code and documentation in its possession, the license granted in Section 9(b) shall terminate, and this Agreement shall continue in full force and effect.

(g) GCA shall reimburse Infonox at its then prevailing hourly consulting rate for reasonable time spent by Infonox personnel in preparing materials for deposit into escrow, delivering source code to GCA or otherwise complying with this Section 8.

(h) GCA shall be entitled to receive a copy of the GCA Source Code from Infonox at any time upon GCA’s request.

8. Term and Termination; Escrow Licenses; Continuity Cooperation.

(a) Except as otherwise expressly provided in this Agreement, all licenses granted herein shall commence on the date hereof and shall continue until the time that Infonox ceases to host or operate an instantiation of the Active Payment Platform for GCA pursuant to an Applicable Project Assignment. Notwithstanding the foregoing, each party may terminate this Agreement upon written notice to the other party if the other party materially breaches any provision of this Agreement and fails to cure such breach within thirty (30) calendar days following receipt of written notice specifying such breach. Termination of this Agreement shall not limit any party from pursuing the remedies available to it, including injunctive relief. The parties’ rights and obligations under Sections 1, 2(a), 5, and 8 through 23 shall survive termination of this Agreement. Upon termination of this Agreement, except as provided in Sections 8, 9(b) and (c), GCA shall cease using all copies of the Licensed Technology, including but not limited to all copies of the Client Base, and certify to Infonox within ten (10) business days after termination that GCA has destroyed or returned to Infonox all such copies, whether or not modified or incorporated into other products or materials.

(b) In the event that the Infonox Source Code is released from escrow pursuant to Section 8(c) and until such time as the Infonox Source Code is returned pursuant to Section 8(f), if applicable, or otherwise perpetually, Infonox grants GCA a royalty-free, fully paid, worldwide, and non-transferable (subject to Section 6 above) right and license to use, create derivative works based upon, create enhancements of, display, and reproduce the Client Base, Server-Side Base, and the ActiveVerifier solely in the Licensed Field and to sublicense these rights to an alternative third party provider of software services or pursuant to Section 2(c).

(c) In the event that Infonox terminates the licenses granted hereunder pursuant to Section 2(d) or terminates this Agreement pursuant to Section 9(a), then upon GCA’s written notice and GCA’s advance payment of 110% of the monthly fees (pro rated for any partial months; in the event that fees are calculated on an other than fixed basis, the monthly fees shall be deemed to be the trailing three (3)-month average of fees prior to the date of termination) payable under any Project Assignment in effect upon the effective date of termination, Infonox shall grant GCA a continuing license to use the Licensed Technology, in object code only, solely as part of the instantiation of the Action Payment Platform developed, hosted and operated by Infonox for GCA in the Licensed Field for the duration of any post-termination or transition period specified in the Project Assignment, while GCA exerts its commercially reasonable best efforts to procure alternative processing arrangements.

(d) Upon termination of this Agreement, Infonox agrees to use commercially reasonable efforts to cooperate with GCA’s migration to any alternative processing arrangements, including but not limited to the transfer to GCA or its designee of all transaction data stored on Infonox’s servers and all GCA Source Code (inclusive of all programmer’s comments embedded within such GCA Source Code and any programmer’s documentation developed by Infonox in the development and maintenance of the GCA Source Code) with a view to facilitating an orderly transition. Infonox shall not be under any obligation to embed any programmer’s comments within the GCA Source Code or generate any documentation in excess of those programmer’s comments and that documentation that Infonox embeds or generates from time to time incident to its development in the ordinary course of business. GCA shall reimburse Infonox at its then prevailing hourly consulting rate for reasonable time spent by Infonox personnel in the performance of the services described in this Section 9(d).

(e) Upon termination of this Agreement, the sublicense granted by GCA to Infonox under Section 2(e) shall terminate.

9. Disclaimer of Warranties. EACH PARTY DISCLAIMS ALL WARRANTIES AND REPRESENTATIONS, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF

MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE, OR WARRANTIES CONCERNING THE NON-INFRINGEMENT OF THIRD PARTY RIGHTS. Without limiting the generality of the foregoing, Infonox makes no warranty that (i) the Server-Side Customizations or Client-Side Customizations will meet GCA’s requirements, (ii) the Client Base or Server-Side Customizations or Client-Side Customizations will operate in combination with other hardware, software, systems or data not provided by Infonox, or (iii) all errors in the Client, Client-Side Customizations or Server-Side Customizations will be corrected.

10. Limited Infonox Indemnity. If a third party asserts a claim against GCA that the Infonox Technology infringes any U.S. patent issued as of the date hereof or infringes any copyright or trademark right or misappropriates any trade secret (an “IP Claim”), Infonox will defend GCA against the IP Claim and pay all costs, damages and expenses (including reasonable attorneys fees) finally awarded against GCA by a court of competent jurisdiction or agreed to in a written settlement agreement signed by Infonox arising out of such IP Claim, provided that (i) GCA promptly notifies Infonox in writing after GCA’s receipt of notification of an actual or potential claim; (ii) Infonox may assume sole control of the defense of such claim and all related settlement negotiations; and (iii) GCA provides Infonox, at Infonox’s request and expense, with commercially reasonable assistance, information and authority necessary to perform Infonox’s obligations under this section. Notwithstanding the foregoing, Infonox shall have no liability for any claim of infringement based on (a) the use of a superseded or altered version of the Client Base if the infringement would have been avoided by the use of a current unaltered version of the Client Base which has been provided to GCA, (b) the modification of the Client Base by anyone other than Infonox, (c) the use of the Client Base other than in accordance with the documentation provided by Infonox and this Agreement, (d) the Client Side Customizations, Server Side Customizations or the use of the Client Base in combination or conjunction with the Client Side Customizations or Server Side Customizations, or (e) the use of the Client Base in combination with any hardware or software not provided by Infonox and not specifically referenced in the documentation provided by Infonox as hardware or software that the Client Base is to be used in combination with. Failure to give the notice described in subsection (i) above shall not release Infonox from its indemnification obligation unless Infonox is materially prejudiced by the failure to give notice.

If, due to an IP Claim or the threat of an IP Claim, (i) any of the Infonox Technology is held by a court of competent jurisdiction, or in Infonox’s reasonable judgment may be held by such court, to be infringing, or (ii) GCA receives a valid court order enjoining GCA from using any of the Infonox Technology, or in Infonox’s reasonable judgment GCA may receive such an order, then Infonox’s sole and exclusive obligation and liability, and GCA’s sole and exclusive remedy, under this limited indemnity shall be, in Infonox’s discretion and at Infonox’s expense, (a) to replace or modify the infringing product so as to render it non-infringing, (b) to obtain for GCA a license to continue using the infringing product, or (c) if Infonox cannot effect either of the remedies in the preceding clauses (a) or (b) after using commercially reasonable efforts, to terminate without liability the Applicable Project Assignment.

11. Limited GCA Indemnity. If a third party asserts a claim against Infonox that the Client-Side Customizations, Server-Side Customizations or the use of the Client Base in combination or conjunction with the Client-Side Customizations or Server-Side Customizations

directly infringes any U.S. patent issued as of the date hereof or infringes any copyright or trademark right or misappropriates any trade secret (a “Customization IP Claim”), GCA will defend Infonox against the Customization IP Claim and pay all costs, damages and expenses (including reasonable attorneys fees) finally awarded against Infonox by a court of competent jurisdiction or agreed to in a written settlement agreement signed by GCA arising out of such Customization IP Claim, provided that (i) Infonox promptly notifies GCA in writing after Infonox’s receipt of notification of an actual or potential claim; (ii) GCA may assume sole control of the defense of such claim and all related settlement negotiations; and (iii) Infonox provides GCA, at GCA’s request and expense, with the assistance, information and authority necessary to perform GCA’s obligations under this section. Failure to give the notice described in subsection (i) above shall not release GCA from its indemnification obligation unless GCA is materially prejudiced by the failure to give notice. Nothing in this Section 12 shall limit Infonox’s obligation of indemnification under the Professional Services Agreement and, in the event of a conflict between this Section 12 and Section 7 of the Professional Services Agreement, the terms of Section 7 of the Professional Services Agreement shall apply.

12. Limitation of Liability. IN NO EVENT SHALL EITHER PARTY OR ITS CUSTOMERS OR SUPPLIERS BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS, DATA OR USE, INCURRED BY THE OTHER PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. The aggregate and cumulative liability of each party and its respective customers and suppliers for direct and proven damages hereunder with respect to any Applicable Project Assignment to the other party shall in no event exceed the total of all payments made to Infonox pursuant to such Applicable Project Assignment provided that nothing herein shall limit either party’s indemnification obligations under Section 11 and 12.

13. Confidentiality. As a result of the relationship between the parties established hereunder, each party hereto may gain access to information that is confidential to the other party (“Confidential Information”). Infonox’s Confidential Information shall include but not be limited to, the APP, the Client Base, the Server-Side Base (including without limitation the source code, object code and design of the APP, the Client Base, the Server-Side Base and methods of developing, maintaining and supporting the operation and use of the APP), the documentation relating to the APP, formulas, methods, know-how, processes, designs, protocols and all information identified at the time of disclosure as confidential. GCA’s Confidential Information shall include but not be limited to its proprietary financial services, software programs, formulas, methods, know-how, processes, designs, the GCA Work Product, and all information identified at the time of disclosure as confidential. Confidential Information also includes all information received from third parties that any party is obligated to treat as confidential and oral information that is identified by any party as confidential.

A party’s Confidential Information shall not include information that (i) is or becomes a part of the public domain through no act or omission of any other party, (ii) was in any other party’s lawful possession prior to the disclosure and had not been obtained by such other party either directly or indirectly from the disclosing party, (iii) is lawfully disclosed to any other party by a third party without restriction on disclosure, or (iv) is independently developed by any other party without use of or reference to the disclosing party’s Confidential Information. In addition, this Section shall not be construed to prohibit disclosure of Confidential Information to the extent that such disclosure is required by law or a valid order of a court or other governmental authority, provided, however, that the responding party shall first have given notice to the disclosing party and shall have made a reasonable effort to obtain a protective order requiring that all Confidential Information so disclosed be used only for the purposes for which the order was issued.

The parties agree, unless required by law, not to make the other party’s Confidential Information available in any form to any third party or to use the other party’s Confidential Information for any purpose other than in the performance of this Agreement. Each party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed by its employees or agents in breach of this Agreement. The parties agree to hold each others’ Confidential Information in confidence and subject this Section during the term of this Agreement. Nothing herein shall preclude each party from disclosing this Agreement and the terms hereof to the party’s accountants, attorneys, or similar representatives who are bound by an obligation of confidentiality, or to the representatives of any prospective purchaser who are bound by an obligation of confidentiality. Each party agrees that due to the unique nature of Confidential Information, there can be no adequate remedy at law for breach of this Section and that such breach would cause irreparable harm to the non-breaching party; therefore, the non-breaching party shall be entitled to seek immediate injunctive relief, in addition to whatever remedies it might have at law or under this Agreement, without the necessity of proving actual damages or posting any bond.

14. Relationship Between Parties. The relationship between the parties established hereunder is that of independent contractors. Nothing in this Agreement shall be construed to create a partnership, joint venture, or agency relationship between the parties.

15. Governing Law. This Agreement shall be governed by the internal laws of the State of California without regard to any conflict or choice of law provisions thereof which would result in the application of the laws of any other jurisdiction to the rights and obligations of the parties hereunder. All disputes and controversies arising out of or in connection with this Agreement shall be resolved by the state and federal courts located within Santa Clara County in the State of California, and both parties hereby agree to submit to the exclusive jurisdiction of, and agree that venue shall exclusively lie in, such courts.

16. Notices. All notices hereunder shall be in writing and shall be effective upon receipt if delivered in person, by courier or by confirmed facsimile, or three (3) business days after deposit in the U.S. Mail as certified or registered mail, postage prepaid, return receipt requested, in each case to the addresses set forth below and to the attention of the signatory to this Agreement or to such other address or individual as the parties may specify from time to time by written notice to the other party.

if to Infonox:

Infonox on the Web

2350 Mission College Blvd, Suite 250

Santa Clara, CA 95054

Facsimile: (408) 855-9155

if to GCA:

Global Cash Access, L.L.C.

Attn: Chief Executive Officer

3525 Post Road, Suite 120

Las Vegas, NV 89120

Facsimile: (702) 262-5039

17. Waiver. The waiver by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

18. Further Assurances. Subject to the specific terms of this Agreement, each party shall make, execute, acknowledge and deliver such other instruments and documents and take such other actions as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

19. Severability. If any provision of this Agreement or the application of any such provision shall by held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of this Agreement shall continue in full force and effect.

20. Amendment. This Agreement may only be modified by a writing signed by both parties. No other act, document, usage, or custom shall be deemed to amend this Agreement.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

22. Entire Agreement. This Agreement and any agreements referred to herein shall constitute the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements of understandings with respect thereto.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

INFONOX ON THE WEB

By:	/s/ SAFWAN SHAH
Safwan Shah, President

GLOBAL CASH ACCESS, L.L.C.

By:	/s/ KIRK SANFORD
Kirk Sanford, Chief Executive Officer

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